Exhibit 10.1

FIRST AMENDMENT TO LETTER AGREEMENT

DATED DECEMBER 31, 2008

BETWEEN

RTI INTERNATIONAL METALS, INC.

AND

DAWNE S. HICKTON

This First Amendment (this “Amendment”) to the letter agreement dated December 31, 2008 between RTI International Metals, Inc. and Dawne S. Hickton (the “Letter Agreement”) is made and entered into as of January 30, 2015 by and between RTI International Metals, Inc., an Ohio corporation (the “Company”), and Dawne S. Hickton (the “Executive”).

WHEREAS, the Company and the Executive are parties to the Letter Agreement;

WHEREAS, the Executive is a participant in the Pension Plan for Eligible Salaried Employees of RMI Titanium Company, as amended (the “Pension Plan”), the RTI International Metals, Inc. Excess Benefit Plan, as amended (the “Excess Benefit Plan”), and the RTI International Metals, Inc. Supplemental Pension Program, as amended (the “Supplemental Pension,” and together with the Pension Plan and the Excess Benefit Plan, the “Retirement Plans”);

WHEREAS, the Company has reviewed the benefits payable to the Executive under the Retirement Plans and desires to amend the Letter Agreement to provide that in the event of a termination of the Executive’s employment either (i) by the Company without Cause, whether or not in connection with a Change in Control or (ii) by the Executive for Good Reason in connection with a Change in Control, as such terms are defined in the Company’s Executive Change in Control Severance Policy (the “Severance Policy”), in either case prior to the Executive (x) attaining age 62 and (y) becoming fully vested in unreduced benefits under all of the Retirement Plans, that she will receive a retention payment equal to the unreduced pension benefit she would have received under the Retirement Plans as if she had retired at age 62;

WHEREAS, the Company believes that the amendment will assist in retaining the Executive until she attains age 62;

WHEREAS, the Company and the Executive desire to amend the Letter Agreement as set forth herein;

NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Letter Agreement, the Severance Policy and the Retirement Plans (as applicable).

2. Amendment. Paragraph 5 of the Letter Agreement shall be amended and restated in its entirety as follows:

The Company may, upon written notice to you fixing the date of termination, terminate your services during the Employment Period for any reason, including for Cause, as Cause is defined in the paragraph following the next paragraph. In the event of your termination for Cause, your right to receive continued compensation under this Letter Agreement will terminate and no further installments will be paid to you, except for that portion, if any, of your Base Salary that is accrued and unpaid upon the date of termination, payable on the regularly scheduled payroll date; provided, further, that in such event you shall not be entitled to any pro-rated bonus or other award for the year of termination. In the event of the termination of your employment (i) by the Company other than for (x) Cause (as Cause is defined in the paragraph following the next paragraph) whether or not in connection with a Change in Control (as such term is defined in the Company’s Executive Change in Control Severance Policy) (y) your death or (z) your disability or (ii) by you for Good Reason in connection with a Change in Control (as such terms are defined in the Company’s Executive Change in Control Severance Policy) in either case prior to your attaining age 62, you will be entitled to receive, in addition to all other payments and benefits that you are entitled to receive under the Company’s Severance Policies and Retirement Plans, the Retention Payment (as described in the next paragraph) payable on the first business day following the six-month anniversary of your separation from service either (x) without Cause whether or not in connection with a Change in Control or (y) for Good Reason in connection with a Change in Control.

The “Retention Payment” shall mean a lump sum cash payment equal to the following formula:

A – B, where

A = the sum of the lump sum benefits you would have received under the Company’s (x) Pension Plan for Eligible Salaried Employees of RMI Titanium Company, as amended, (y) the RTI International Metals, Inc. Excess Benefit Plan, as amended, and (z) the RTI International Metals, Inc. Supplemental Pension Program, (collectively, the “Retirement Plans”) if you were deemed to be age 62 on the date of your termination of employment (i) without Cause whether or not in connection with a Change in Control or (ii) for Good Reason in connection a Change in Control; and

B = the sum of the lump sum benefits you would be entitled to receive under the Retirement Plans based on your actual age on the date of your termination of employment (i) without Cause whether or not in connection with a Change in Control or (ii) for Good Reason in connection with a Change in Control.

Termination by the Company of your employment for “Cause” shall mean termination upon (i) any material breach by you of this Letter Agreement, (ii) your gross misconduct, (iii) gross neglect of your duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to you that identifies the manner in which the Company believes that you have not acted in accordance with requirements and you have failed to resume substantial performance of your duties within fourteen (14) days of receiving such demand, (iv) your commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs your ability to perform your duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) your act of theft or dishonesty which is injurious to the Company, or (vi) your violation of any Company policy, including any substance abuse policy.

3. Miscellaneous.

(a)	This Amendment has been duly authorized, executed and delivered by the Company and has been duly executed and delivered by the Executive and is a legal and binding obligation of the Company and of the Executive, enforceable in accordance with its terms.

(b)	This Amendment shall be construed in accordance with the laws of the State of Ohio, without reference to Ohio’s choice of law statutes or decisions.

(c)	Except as specifically amended hereby, the Letter Agreement shall remain in full force and effect. This Amendment shall automatically terminate on the day that the Executive (i) is age 62 or older and (ii) becomes fully vested in unreduced pension benefits under all of the Retirement Plans.

(d)	Except as otherwise provided herein, the Letter Agreement as amended by this Amendment contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto.

(e)	This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement. Any facsimile or PDF of this instrument shall be considered an original document.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

RTI INTERNATIONAL METALS, INC.

By:	/s/ Chad Whalen

Its: General Counsel & Senior Vice President

EXECUTIVE

/S/ DAWNE S. HICKTON
Dawne S. Hickton

4